Exhibit 99.1

PRESS RELEASE	June 21, 2017

Century Casinos Acquires Casino Development in Bath, England

Colorado Springs, Colorado, June 21, 2017 – Century Casinos, Inc. (NASDAQ Capital Market®: CNTY) announced today that the Company’s Austrian subsidiary, Century Casinos Europe GmbH, has acquired 100% of the outstanding common stock of Saw Close Casino Ltd. (“SCCL”), the holder of a Small Casino Premises License (as defined under the 2005 United Kingdom Gambling Act), to develop and operate a casino in Bath, England. The transaction to acquire SCCL is final, but the development and operation of the casino is subject to certain regulatory and governmental approvals.

The purchase price for the transaction amounts to GBP 600,000 (approx. USD 766,000), of which GBP 100,000 was paid at closing and the balance is payable in tranches when regulatory and governmental approvals are obtained and when the casino opens. In addition, SCCL has debt to the landlord of the Bath property in the amount of GBP 154,000 (approx. USD 196,000) that is repayable subject to certain performance criteria once the casino is in operation.

SCCL has agreed to a 30 year lease for the casino space and intends to invest approx. GBP 5,000,000 (approx. USD 6,400,000) to design, fit-out and equip the 15,000 sq. ft. gaming floor. The casino will offer about 18 gaming tables, 35 slot machines and 24 automated live gaming terminals and will form part of a mixed leisure development, which will also include a 147 bedroom four-star hotel and two restaurants. The casino, located in the center of Bath’s evening leisure district and opposite the popular Theatre Royal, is scheduled to start operations in the first quarter of 2018, subject to receipt of the regulatory and governmental approvals.

Bath is an affluent city in the southwest of England and attracts approx. five million tourists annually; the entire city is a UNESCO World Heritage Site. The immediate catchment area includes  a population of approximately 185,000 in and around Bath. The casino is expected to be the only licensed casino in the greater Bath area.

Exhibit 99.1

“We are excited about the opportunity to enter the UK gaming market with the addition of the Saw Close Casino to Century’s portfolio. We believe the casino in Bath has the potential to provide an attractive return on our investment”, said the Company’s Co CEOs Erwin Haitzmann and Peter Hoetzinger.

About Century Casinos, Inc.:

Century Casinos, Inc. is an international casino entertainment company that operates worldwide. The Company owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary and in St. Albert, Alberta, Canada. Through its Austrian subsidiary, Century Casinos Europe GmbH (“CCE”), the Company holds a 66.6% ownership interest in Casinos Poland Ltd., the owner and operator of six casinos in Poland. The Company, through CCE, also holds a 75% ownership interest in both Century Downs Racetrack and Casino, which began operations in the north metropolitan area of Calgary, Alberta, Canada in April 2015, and Century Bets!, which began operating the pari-mutuel off-track horse betting network in Southern Alberta, Canada in May 2015. The Company operates 13 ship-based casinos onboard ships with four cruise ship owners. The Company manages the operations of the casino at the Hilton Aruba Caribbean Resort and Casino. The Company, through CCE, also owns a 7.5% interest in, and provides consulting services to, Mendoza Central Entretenimientos S.A., a company that provides gaming-related services to Casino de Mendoza in Mendoza, Argentina. The Company continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.cnty.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® under the symbol CNTY.

Exhibit 99.1

This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding future results of operations, operating efficiencies, synergies and operational performance, the prospects for new projects and projects in development, including the cost of and timing for completion and opening of the Bath, England project, the ability to obtain regulatory and governmental approvals for the project, and its ability to provide an attractive return on investment, debt repayment, investments in joint ventures, outcomes of legal proceedings and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2016. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.